Exhibit 99.1

Progyny, Inc. Announces Fourth Quarter and Full Year 2021 Results

Issues Guidance for 2022, Reflecting 50% Revenue Growth at Midpoint of the Range

Reports Full Year Revenue of $500.6 Million, Reflecting 45% Growth

Reports Fourth Quarter Revenue of $127.6 Million, Reflecting 27% Growth

NEW YORK, February 28, 2021 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY), a leading benefits management company specializing in fertility and family building benefits solutions in the United States, today announced its financial results for the three- and twelve-month periods ended December 31, 2021 (“the fourth quarter of 2021” and “the full year”, respectively) as compared to the three- and twelve-month periods ended December 31, 2020 (“the fourth quarter of 2020” and “the prior year period”, respectively).

“While member utilization for October and November was strong and consistent with our expectations, the emergence and rapid spread of the COVID-19 Omicron variant affected activity in December and January,” said Pete Anevski, Chief Executive Officer of Progyny.  “As the effects of the Omicron wave began to subside, we saw our members return to care at more typical levels starting in February, demonstrating yet again the continued resilience of fertility patients in their pursuit of care, even against the backdrop of a global pandemic.

“Even with the continuing effects of the pandemic marginally affecting the business, 2021 was an exceptional year for Progyny.  We reached record levels of revenue and profitability, maintained our near 100% retention of existing clients, and concluded our most successful selling season ever, adding the largest number of new clients and covered lives in our history.  As we enter 2022 on the heels of this momentum, we believe we are in our strongest ever competitive standing and are well positioned to continue to lead the market as the provider of choice in fertility as companies increasingly recognize the importance of providing a comprehensive fertility benefit to their workforce.”

“In the fourth quarter, revenue grew 27% and our gross margin, excluding non-cash stock compensation expense, increased meaningfully, even as we invested to expand the functions and resources that were needed to support the onboarding of our largest-ever cohort of new members in early 2022,” said Mark Livingston, Progyny’s Chief Financial Officer.  “For the full year, our Adjusted EBITDA margins in 2021 widened by 410 basis points and our Adjusted EBITDA margin on incremental revenue increased to 22.4%, highlighting our high rate of margin capture on new revenue, even when considering the impact of the pandemic.”

Fourth Quarter and Full Year 2021 Highlights

(unaudited; in thousands, except per share amounts)	4Q 2021	4Q 2020	FY 2021	FY 2020
Revenue	$127,553	$100,301	$500,621	$344,858

Gross Profit	$25,115	$20,666	$112,135	$70,059
Gross Margin	19.7%	20.6%	22.4%	20.3%
Gross Margin excl. stock-based compensation expense[1]	23.4%	21.7%	24.2%	21.2%

Net Income	$15,080	$39,072[2]	$65,769	$46,459[2]

Net Income per Diluted Share[3]	$0.15	$0.39[2]	$0.66	$0.47[2]
Adjusted EBITDA[4]	$15,136	$11,870	$67,347	$32,393
Adjusted EBITDA Margin[4]	11.9%	11.8%	13.5%	9.4%

1.

See Annex A of this release for a reconciliation of gross margin excluding stock-based compensation expense to gross margin, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.

2.

Net income for the fourth quarter and full year of 2020 reflects the previously disclosed impact of a $37,971 benefit, or $0.38 per diluted share, for income taxes in connection with the release of the company’s valuation allowance on deferred tax assets.

3.

Net income per diluted share reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options and warrants to purchase common stock, as well as restricted stock units.

4.

Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.  We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Financial Highlights

4th Quarter

Revenue was $127.6 million, a 27% increase as compared to the $100.3 million reported in the fourth quarter of 2020, primarily as a result of the increase in our number of clients and covered lives.

•	Fertility benefit services revenue was $89.2 million, a 19% increase from the $74.7 million reported in the fourth quarter of 2020.
•	Pharmacy benefit services revenue was $38.4 million, a 50% increase as compared to the $25.6 million reported in the fourth quarter of 2020.

Gross profit was $25.1 million, an increase of 22% from the $20.7 million reported in the fourth quarter of 2020, primarily due to the higher revenue.  Gross margin was 19.7%, a decrease of 90 basis points from the prior year period primarily due to an increase in non-cash stock-based compensation expense, partially offset by operating efficiencies realized in the delivery of our care management services.  Excluding the impact of stock-based compensation expense in both periods, gross margin increased 170 basis points.

Net income was $15.1 million, or $0.15 income per diluted share, a decrease of $24.0 million as compared to the net income of $39.1 million, or $0.39 income per diluted share, reported in the fourth quarter of 2020.  The decrease was primarily due to a lower benefit for income taxes, as the fourth quarter of 2020 reflected a $38.0 million tax benefit in connection with the release of the company’s valuation allowance on deferred tax assets, as well as higher non-cash stock-based compensation expense, partially offset by operating efficiencies realized on our higher revenues.

Adjusted EBITDA was $15.1 million, a 28% increase from the $11.9 million reported in the fourth quarter of 2020, reflecting the operating efficiencies realized on our higher revenues.  Adjusted EBITDA margin was 11.9%, an increase of 10 basis points from the 11.8% Adjusted EBITDA margin in the fourth quarter of 2020.

Please refer to Annex A for a reconciliation of gross margin excluding the impact of stock-based compensation expense to gross margin and Adjusted EBITDA to net income.

Full Year

Revenue was $500.6 million, a 45% increase as compared to the $344.9 million reported in the prior year period, primarily as a result of the increase in our number of clients and covered lives.

•	Fertility benefit services revenue was $355.6 million, a 40% increase from the $253.6 million reported in the prior year period.
•	Pharmacy benefit services revenue was $145.0 million, a 59% increase as compared to the $91.3 million reported in the prior year period.

Gross profit was $112.1 million, an increase of 60% from the $70.1 million reported in the prior year period, primarily due to the higher revenue.  Gross margin was 22.4%, an increase of 210 basis points from the prior year period, due to the net impact of renewals with our providers and pharmacy program partners, as well as operating efficiencies realized in the delivery of our care management services as we continue to grow.  Excluding the impact of stock-based compensation expense in both periods, gross margins increased 300 basis points.

Net income was $65.8 million, or $0.66 income per diluted share, an increase of $19.3 million as compared to the net income of $46.5 million, or $0.47 income per diluted share, reported in the prior year period.  The higher net income was due primarily to operating efficiencies realized throughout the business on our higher revenues, partially offset by a lower benefit for income taxes as 2020 reflected a tax benefit in connection with the release of the company’s valuation allowance on deferred tax assets.

Adjusted EBITDA was $67.3 million, an increase of $35.0 million from the $32.4 million reported in the prior year period.  Adjusted EBITDA margin was 13.5%, an increase of 410 basis points from the 9.4% margin in the prior year period.  The increase in both Adjusted EBITDA and Adjusted EBITDA margin reflect the operating efficiencies realized on our higher revenues.  Adjusted EBITDA margin on incremental revenue in 2021 was 22.4%.

Please refer to Annex A for a reconciliation of gross margin excluding the impact of stock-based compensation expense to gross margin and Adjusted EBITDA to net income, as well as the calculation of Adjusted EBITDA margin on incremental revenue.

Cash Flow

Net cash provided by operating activities in 2021 was $26.0 million, compared to net cash provided by operating activities of $36.2 million in 2020.  The decrease was primarily due to the previously disclosed revisions in the arrangements with pharmacy partners, which changed the timing of the payments we receive, and other timing items in each period.  Net cash provided by operating activities for the fourth quarter of 2021 was $8.8 million, compared to net cash provided by operating activities of $6.5 million in the prior year period.  The improvement was due primarily to the higher profitability, as well as the timing of billing and collections on quarterly cash flows.

Balance Sheet and Financial Position

As of December 31, 2021, the company had total working capital of approximately $159.7 million and no debt.  This included cash and cash equivalents and marketable securities of $119.4 million, reflecting an increase of $5.1 million from the balances as of September 30, 2021.

Key Metrics

The company had 191 clients as of December 31, 2021, as compared to 135 clients as of December 31, 2020.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
ART Cycles*	7,623	5,719	28,413	19,003
Utilization – All Members**	0.52%	0.50%	1.30%	1.16%
Utilization – Female Only**	0.46%	0.45%	1.07%	0.97%
Average Members	2,899,000	2,305,000	2,812,000	2,191,000

*   Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing.

** Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing.  The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period.  For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period.  Individual periods cannot be combined as member treatments may span multiple periods.

Financial Outlook

“Coming off of a record sales season, we are excited for the year ahead, after successfully launching with the largest number of new clients and new covered lives in our history,” said Mr. Anevski.  “We believe that Progyny is in its best-ever competitive position, and all of the macro trends that have been fueling our rapid growth remain intact.  Our focus has always been to continue to build and enhance our business so that we are capable of achieving sustained, long-term success.  We are achieving this through the platform that we have built, which has enabled us to continue our high rate of client retention as well as accelerate our new client additions each year.  We are cautiously optimistic that the pandemic may be coming to an end, and the world hopefully will be returning to a more normal state.  At this point, every indicator we monitor supports that we will have another successful selling season, driven by our superior solution, our delivery of the highest levels of service, and our industry-leading clinical outcomes.

We are pleased to announce our guidance for the first quarter and the full year 2022, which reflects both significant ongoing topline growth of 50% at the midpoint of the range for 2022, as well as the continued expansion of our margins.”

•	Full Year 2022 Outlook:
o	Revenue is expected to be $730.0 million to $775.0 million, reflecting growth of 46% to 55%

o

Net (loss) income is projected to be $(1.4) million to $7.0 million, or $(0.01) to $0.07 per diluted share, on the basis of approximately 105 million assumed weighted-average fully diluted-shares outstanding

o	Adjusted EBITDA[1] is projected to be $110.0 million to $122.0 million

•	First Quarter of 2022 Outlook:
o	Revenue is projected to be $165.0 million to $170.0 million, reflecting growth of 35% to 39%
o

Net loss is projected to be $(2.1) million to $(1.4) million, or $(0.02) to $(0.01) per diluted share, on the basis of approximately 102 million assumed weighted-average fully diluted-shares outstanding

o	Adjusted EBITDA[1] is projected to be $23.5 million to $24.5 million

1.

Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP.  Please see Annex A of this release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income, the most directly comparable financial measure stated in accordance with GAAP for the period presented.

Conference Call Information

Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today to discuss its financial results.  Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484.  Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID.  A replay of the call will be available until March 7, 2022 at 11:59 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484.  A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny

Progyny (Nasdaq: PGNY) is a leading fertility benefits management company in the US. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive fertility solution can simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate (PCA), provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been recognized for its leadership and growth by CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Financial Times, INC. 5000, and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S.

Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our positioning to successfully manage the ongoing impact of COVID-19, including variants, and the associated economic uncertainty on our business; the timing of client decisions; our financial outlook for the first quarter and full year 2022, including our expected utilization rates and mix; our ability to retain existing clients and acquire new clients; our plans for, and the timing of, leadership and board changes; and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information, including our topline growth and margin expansion.  The words “anticipates,”, “assumes,” “believes,” “continues,”  “could,”  “estimates,”  “expects,”  “future,”  “intends,” “may,”  “plans,” “project,”  “seeks,”  “should,” “will,” and the negative of these or similar terms and phrases are intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  These risks include, without limitation, risks related to the ongoing impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, the spread of new variants, government actions and restrictive measures implemented in response, material delays and cancellations of fertility procedures and other impacts to the business; failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenues; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; unfavorable conditions in our industry or the United States economy, such as conditions resulting from outbreaks of contagious diseases, including COVID-19 and variants; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our company culture; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network; our relationship with key pharmacy program partners or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to any litigation against us; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company.  For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, and subsequent reports that we file with the SEC which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release.  Our actual future results could differ materially from what we expect.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include the non-GAAP financial measures Adjusted EBITDA and Adjusted EBITDA margin, as well as gross margin excluding the impact of stock-based compensation expense.

Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense are supplemental financial measures that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP measures, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EBITDA margin include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including other (income) expense, net and interest (income) expense, net; (5) it does not reflect tax payments that may represent a reduction in cash available to us; and (6) it does not include legal fees associated with a vendor arbitration. Gross margin excluding the impact of stock-based compensation expense does not reflect the impact of stock-based compensation, which is an important component of our compensation strategy.  In addition, our non-GAAP measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we calculate these measures, limiting their usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense alongside other financial performance measures, including our net income, gross margin, and our other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; other income; interest income, net; provision for income taxes; and legal fees associated with a vendor arbitration. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.  Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:

Investors:

James Hart

investors@progyny.com

Media:

Selena Yang

media@progyny.com

PROGYNY, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$91,413	$70,305
Marketable Securities	28,005	38,994
Accounts receivable, net of $17,379 and $9,502 of allowances at December 31, 2021 and December 31, 2020, respectively	134,557	75,664
Prepaid expenses and other current assets	4,564	5,259
Total current assets	258,539	190,222
Property and equipment, net	5,027	3,400
Operating lease right-of-use assets	7,805	8,668
Goodwill	11,880	11,880
Intangible assets, net	599	1,213
Deferred tax assets	71,274	37,971
Other noncurrent assets	2,941	573
Total assets	$358,065	$253,927
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,399	$43,514
Accrued expenses and other current liabilities	37,425	34,272
Total current liabilities	98,824	77,786
Operating lease noncurrent liabilities	7,419	8,318
Other noncurrent liabilities	—	876
Total liabilities	106,243	86,980
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at December 31, 2021 and 2020, respectively; 91,088,781 and 87,054,329 shares issued and outstanding at December 31, 2021 and 2020, respectively	9	9
Additional paid-in capital	255,339	236,139
Treasury stock, at cost, $0.0001 par value; 615,980 shares outstanding at December 31, 2021 and December 31, 2020	(1,009)	(1,009)
Accumulated deficit	(2,424)	(68,193)
Accumulated other comprehensive income (loss)	(93)	1
Total stockholders’ equity	251,822	166,947
Total liabilities and stockholders’ equity	$358,065	$253,927

PROGYNY, INC.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue	$127,553	$100,301	$500,621	$344,858
Cost of services	102,438	79,635	388,486	274,799
Gross profit	25,115	20,666	112,135	70,059
Operating expenses:
Sales and marketing	7,696	4,776	20,179	15,006
General and administrative	17,607	14,729	59,616	46,705
Total operating expenses	25,303	19,505	79,795	61,711
Income (loss) from operations	(188)	1,161	32,340	8,348
Other income (expense):
Other income (expense), net	(293)	32	(366)	210
Interest income (expense), net	83	(17)	461	121
Total other income (expense), net	(210)	15	95	331
Income (loss) before income taxes	(398)	1,176	32,435	8,679
Benefit for income taxes	15,478	37,896	33,334	37,780
Net income	$15,080	$39,072	$65,769	$46,459
Net income per share:
Basic	$0.17	$0.45	$0.74	$0.54
Diluted	$0.15	$0.39	$0.66	$0.47
Weighted-average shares used in computing net income per share:
Basic	90,537,077	86,514,619	89,105,562	85,722,670
Diluted	100,321,297	99,021,233	100,358,047	99,055,526

PROGYNY, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Year Ended
	December 31,
	2021	2020
OPERATING ACTIVITIES
Net income	$65,769	$46,459
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax benefit	(33,303)	(37,971)
Non-cash interest expense	38	75
Depreciation and amortization	1,301	1,906
Stock-based compensation expense	33,706	12,821
Bad debt expense	9,783	5,562
Changes in operating assets and liabilities:
Accounts receivable	(68,676)	(35,336)
Prepaid expenses and other current assets	675	(326)
Accounts payable	17,840	25,008
Accrued expenses and other current liabilities	2,184	17,400
Other noncurrent assets and liabilities	(3,280)	605
Net cash provided by operating activities	26,037	36,203

INVESTING ACTIVITIES
Purchase of property and equipment, net	(2,129)	(1,037)
Purchase of marketable securities	(111,477)	(103,964)
Sale of marketable securities	122,372	64,970
Net cash provided by (used in) investing activities	8,766	(40,031)

FINANCING ACTIVITIES
Payment of initial public offering costs	—	(892)
Proceeds from exercise of stock options	2,924	2,329
Payment of employee taxes related to equity awards	(17,966)	(8,930)
Proceeds from contributions to employee stock purchase plan	1,347	1,244
Net cash used in financing activities	(13,695)	(6,249)
Net increase (decrease) in cash and cash equivalents	21,108	(10,077)
Cash and cash equivalents, beginning of year	70,305	80,382
Cash and cash equivalents, end of year	$91,413	$70,305

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes, net of refunds received	$97	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$204	$24

ANNEX A

PROGYNY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands)

Costs of Services, Gross Margin and Operating Expenses Excluding Stock-Based Compensation Calculation

The following table provides a reconciliation of cost of services, gross profit, sales and marketing and general and administrative expenses to each of these measures excluding the impact of stock-based compensation expense for each of the periods presented:

	Three Months Ended December 31, 2021			Year Ended December 31, 2021
	GAAP	Stock-Based Compensation Expense	Non-GAAP	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$102,438	$(4,685)	$97,753	$388,486	$(8,969)	$379,517
Gross profit	$25,115	$4,685	$29,800	$112,135	$8,969	$121,104
Sales and marketing	$7,696	$(3,066)	$4,630	$20,179	$(5,462)	$14,717
General and administrative	$17,607	$(7,257)	$10,350	$59,616	$(19,275)	$40,341

Expressed as a Percentage of Revenue
Gross margin	19.7%	3.7%	23.4%	22.4%	1.8%	24.2%
Sales and marketing	6.0%	(2.4)%	3.6%	4.0%	(1.1)%	2.9%
General and administrative	13.8%	(5.7)%	8.1%	11.9%	(3.8)%	8.1%

	Three Months Ended December 31, 2020			Year Ended December 31, 2020
	GAAP	Stock-Based Compensation Expense	Non-GAAP	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$79,635	$(1,086)	$78,549	$274,799	$(3,056)	$271,743
Gross profit	$20,666	$1,086	$21,752	$70,059	$3,056	$73,115
Sales and marketing	$4,776	$(591)	$4,185	$15,006	$(2,066)	$12,940
General and administrative	$14,729	$(2,483)	$12,246	$46,705	$(7,699)	$39,006

Expressed as a Percentage of Revenue
Gross margin	20.6%	1.1%	21.7%	20.3%	0.9%	21.2%
Sales and marketing	4.8%	(0.6)%	4.2%	4.4%	(0.6)%	3.8%
General and administrative	14.7%	(2.5)%	12.2%	13.5%	(2.2)%	11.3%

Adjusted EBITDA and Adjusted EBITDA Margin on Incremental Revenue Calculation

The following table provides a reconciliation of net income to Adjusted EBITDA for each of the periods presented:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net income	$15,080	$39,072	$65,769	$46,459
Add:
Depreciation and amortization	316	463	1,301	1,906
Stock‑based compensation expense	15,008	4,160	33,706	12,821
Other (income) expense, net	293	(32)	366	(210)
Interest (income) expense, net	(83)	17	(461)	(121)
Benefit for income taxes	(15,478)	(37,896)	(33,334)	(37,780)
Settlement cost and legal fees associated with a vendor arbitration(a)	—	6,086	—	9,318
Adjusted EBITDA	$15,136	$11,870	$67,347	$32,393

Revenue	$127,553	$100,301	$500,621	$344,858

Incremental revenue vs. 2020			155,763

Incremental Adjusted EBITDA vs. 2020			34,954

Incremental Adj. EBITDA margin on incremental revenue			22.4%

(a)

We engaged in other activities and transactions that can impact our net income.  In recent periods, these other items included, but were not limited to, legal fees related to an arbitration resulting from our termination of an agreement with a specialty pharmacy vendor and its settlement in the fourth quarter of 2020.

Reconciliation of Non-GAAP Financial Guidance for the Three Months Ending March 31, 2022 and Year Ending December 31, 2022

	Three Months Ending March 31, 2022		Year Ending December 31, 2022
	Low	High	Low	High

Revenue	$165,000	$170,000	$730,000	$775,000
Net (Loss) Income	$(2,100)	$(1,400)	$(1,400)	$7,000
Add:
Depreciation and amortization	400	400	1,700	1,700
Stock-based compensation expense	26,000	26,000	110,000	110,000
(Benefit) provision for income taxes	(800)	(500)	(300)	3,300
Adjusted EBITDA*	$23,500	$24,500	$110,000	$122,000

* All of the numbers in the table above reflect our future outlook as of the date hereof.  Net income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, nor do they contemplate any discrete income tax items, including the income tax impact related to equity compensation activity.